Exhibit 99.1

STATION CASINOS RECEIVES ACQUISITION PROPOSAL

LAS VEGAS —(BUSINESS WIRE)—December 4, 2006 — Station Casinos, Inc. (NYSE: STN; “Station” or the “Company”) today announced that its Board of Directors has received a letter from Fertitta Colony Partners LLC proposing to acquire all of the Company’s outstanding common stock for $82 per share in cash.  Fertitta Colony Partners LLC is a new company formed by Frank J. Fertitta III, Chairman and Chief Executive Officer of Station, Lorenzo J. Fertitta, Vice Chairman and President of Station, and Colony Capital Acquisitions, LLC, an affiliate of Colony Capital, LLC (“Colony”).

According to the proposal letter, Fertitta Colony Partners LLC has received financing commitments which are sufficient to consummate the proposed Acquisition.  Frank and Lorenzo Fertitta, Blake and Delise Sartini, and Colony have provided equity funding commitments.  Deutsche Bank Trust Company Americas and German American Capital Corporation have provided  debt financing commitments.

Station’s Board of Directors has established a Special Committee of independent directors to review the proposal.  The Special Committee has also been authorized to review any alternative proposals that may be received by Station or the Special Committee.  The Board of Directors appointed James E. Nave, D.V.M. (who will serve as Chairman), Lee S. Isgur, Lowell H. Lebermann, Jr. and Robert E. Lewis to serve on the Special Committee.  The Special Committee has retained Bear, Stearns & Co. Inc. as its financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP and Kummer Kaempfer Bonner Renshaw & Ferrario as its legal advisors to assist the Special Committee.

The Special Committee received the proposal on December 2, 2006 and no decisions have been made by the Special Committee with respect to the Company’s response to the proposal.  There can be no assurance that any agreement on financial and other terms satisfactory to the Special Committee will result from the Special Committee’s evaluation of the proposal by the Fertittas and Colony or any other proposals, or that any extraordinary transaction will be completed.

Company Information and Forward Looking Statements

Station Casinos, Inc. is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station’s properties are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station owns and operates Red Rock Casino Resort Spa, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Santa Fe Station Hotel & Casino, Wildfire Casino and Wild Wild West Gambling Hall & Hotel in Las Vegas, Nevada, Texas Station Gambling Hall & Hotel and Fiesta Rancho Casino Hotel in North Las Vegas, Nevada, and Sunset Station Hotel & Casino, Fiesta Henderson Casino Hotel, Magic Star Casino,

Gold Rush Casino and Lake Mead Lounge in Henderson, Nevada. Station also owns a 50% interest in Green Valley Ranch Station Casino, Barley’s Casino & Brewing Company and The Greens in Henderson, Nevada and a 6.7% interest in the Palms Casino Resort in Las Vegas, Nevada. In addition, Station manages Thunder Valley Casino near Sacramento, California on behalf of the United Auburn Indian Community.

This press release contains certain forward-looking statements with respect to the business, financial condition, results of operations, dispositions, acquisitions and expansion projects of the Company and its subsidiaries which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein.  Such risks and uncertainties include, but are not limited to, financial market risks, the ability to maintain existing management, integration of acquisitions, competition within the gaming industry, the cyclical nature of the hotel business and gaming business, economic conditions, regulatory matters and litigation and other risks described in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and its Registration Statement on Form S-3ASR File No. 333-134936.  All forward-looking statements are based on the Company’s current expectations and projections about future events. All forward-looking statements speak only as of the date hereof and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  Additional financial information, including presentations from recent investor conferences, is available in the “Investors” section of the Company’s website at www.stationcasinos.com.  None of the information contained on the Company’s website shall be deemed incorporated by reference or otherwise included herein.

CONTACT:	Station Casinos, Inc., Las Vegas
Glenn C. Christenson, 800-544-2411 or 702-495-4242
Executive Vice President/Chief Financial Officer/Chief Administrative
Officer